Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE

Sept. 28, 2018

PEABODY PROVIDES UPDATE ON NORTH GOONYELLA

ST. LOUIS, Sept. 28 – Peabody (NYSE: BTU) is providing an update on its report on conditions at its North Goonyella Mine in Queensland following indications of a fire in a portion of the mine. All employees were outside the exclusionary zone at the time of the incident.

The company continues to actively work in conjunction with the Queensland Mines Inspectorate and other third-party experts toward a plan to extinguish the fire and contain the impacts.

Peabody does not expect any production from North Goonyella in the fourth quarter of 2018 and has a small amount of coal in inventory to ship. It is too early to assess the full financial impact to future periods as a result of the ongoing issue. However, with strong performance from other mines, the company is maintaining its full-year 2018 metallurgical coal sales volume targets of 11 – 12 million tons.

Regarding the financial profile of North Goonyella, the mine shipped 1.6 million tons in 2016 and 2.9 million tons in 2017 (with no longwall move). North Goonyella ships a high-quality hard coking coal that typically realizes at or near the premium hard coking coal benchmark. The mine’s costs have typically averaged at or above the high end of Peabody’s met coal cost per ton target range of $85 to $95 per short ton.

Peabody is taking typical steps with regard to insurance coverage. The company has potentially applicable insurance policies with a coverage limit of $125 million above a deductible of $50 million.

Contact:

Vic Svec

314.342.7768

Cautionary Statement Regarding Forward-Looking Statement

This statement contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control. Such factors are described in our Annual Report on Form 10-K, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.